Exhibit 21.1

AXEDA SYSTEMS INC.

SUBSIDIARIES

United States Corporations, wholly owned subsidiaries of Axeda Systems Inc.:

1.	RAVISENT IP, Inc.: a Nevada Corporation

2.	RAVISENT Operating Company Inc.: a Delaware Corporation

3.	Liuco, Inc.: a Delaware Corporation

4.	RAVISENT Technologies Internet Appliance Group, Inc.: a Delaware Corporation

Israeli Entity:

5.	Axeda Systems Ltd.: an Israeli corporation, wholly owned by Axeda Systems Inc.

Wholly owned subsidiaries of Axeda Systems Ltd.:

6.	Axeda Systems Operating Company, Inc.: U.S. company incorporated in Massachusetts

7.	eMation R&D, Inc.: U.S. company incorporated in Massachusetts

8.	Axeda Systems S.A.S.: a French corporation

9.	Axeda Systems B.V.: a corporation incorporated under the laws of the Netherlands

10.	Axeda Systems Limited: a UK corporation

11.	Axeda Systems KK: a Japanese corporation

German Entities:

12.	Viona Vervatungs GmbH: wholly owned subsidiary of Axeda Systems Inc.

13.	Axeda Systems GmbH: wholly owned subsidiary of Axeda Systems Inc.

Canadian Entities:

14.	RAVISENT Nova Scotia: an unlimited liability Nova Scotia company wholly owned by Axeda Systems Inc.

15.	RAVISENT British Columbia: a corporation organized under the laws of British Columbia wholly owned by RAVISENT Nova Scotia